Exhibit 99.1

Scholastic Reports Third Quarter Results for Fiscal 2009

Children’s Book Sales Increase Modestly

Strong Growth in Educational Technology Sales

Reaffirms Earnings and Free Cash Flow Guidance for Fiscal 2009

NEW YORK--(BUSINESS WIRE)--March 26, 2009--Scholastic Corporation (NASDAQ: SCHL) today reported third quarter revenue from continuing operations of $424.9 million, up 1% from the prior year excluding the impact of foreign exchange. On a consolidated basis, the Company had a loss of $0.98 per share in the quarter, compared to a loss of $2.06 per share a year ago. Results in these periods included non-cash write-downs of goodwill and investments and of assets in discontinued businesses, respectively. Free cash flow (as defined) in the quarter was $73.7 million compared to $56.8 million in the prior year period. The third quarter is Scholastic’s second smallest revenue quarter, when it usually generates a net loss.

The Company reported a loss from continuing operations of $0.95 per share in the quarter, which included $0.73 per share in non-cash charges associated with the Company’s U.K. goodwill and investments, and $0.10 per share in one-time severance and expenses associated with cost reductions. Excluding these factors, the loss from continuing operations was $0.12 per share, compared to a loss of $0.03 per share in the prior year period.

“Scholastic successfully sustained revenues last quarter in our market-leading children’s book and educational technology businesses. In addition, we took further actions toward our goal of achieving 9 to 10% operating margins by reducing costs, exiting non-core businesses and writing down unproductive assets,” commented Richard Robinson, Chairman, President and Chief Executive Officer. “We are confident about the fourth quarter and are on track to achieve our fiscal 2009 guidance for earnings and free cash flow.”

The Company commented on key areas of strength in the third quarter:

  In Children’s Books, revenue increased 2%, benefiting from strong Trade performance, including the ground-breaking multiplatform series The 39 Clues™. Solid order volumes in Scholastic’s School Book Clubs and higher revenue per fair in School Book Fairs continued last fall’s trend of strong family support for Scholastic’s value proposition.
  In Education, double-digit growth in sales of educational technology was led by Scholastic’s reading intervention programs, including the market-leading READ 180® and the newly launched product-line extension, System 44™. In comparison, industry-wide sales of traditional educational materials declined significantly.

  With a doubling of Title I and IDEA Federal education funding over the next two years, the Company believes that the American Recovery and Reinvestment Act could result in $100 million in incremental sales of Scholastic educational technology, consulting services and classroom books over the next 30 months, as school districts increase investment in literacy, student achievement and teacher effectiveness.
  Scholastic exited several unprofitable, non-core businesses in the quarter, and in a separate transaction sold a non-core division for $29 million in cash, resulting in a significant gain recorded in discontinued operations. The Company is on track to reduce spending in the second half of fiscal 2009 by $20 million, as announced in December. This follows $35 million in annualized reductions in the first half of the year.

Scholastic affirmed its outlook for fiscal 2009 earnings per diluted share from continuing operations of $1.20 to $1.50, excluding severance and one-time expenses associated with cost savings, as well as non-cash charges for goodwill impairments and non-operating items. Free cash flow continues to be forecast at $55 million to $80 million.

Third Quarter Results

Children’s Book Publishing and Distribution. Segment revenue in the quarter rose 2% to $223.3 million from $218.3 million in the prior year period. In Trade Publishing, sales rose significantly, reflecting best-selling Scholastic series, including Harry Potter®, The 39 Clues and The Hunger Games, as well as strong sales of J.K. Rowling’s The Tales of Beedle the Bard, the profits from which benefit Ms. Rowling’s charity. School Book Club revenues declined by 5%, reflecting lower revenue per order partially offset by higher order volumes. In School Book Fairs, while sales declined 3%, primarily as a result of lower revenue from clearance sales, revenue per fair rose and profits improved. Segment operating income declined to $12.6 million from $14.0 million due to the decision to increase spending in customer retention and loyalty programs in Clubs, partially offset by improved results in Fairs.

Educational Publishing. Segment revenue in the quarter was $74.7 million, declining slightly from $76.5 million in the prior year period. Educational technology sales rose 20% on strong sales of System 44 and sustained sales of READ 180 and related services. Sales in Scholastic’s classroom and library group fell, though not as much as industry-wide sales. Segment operating income increased to $0.9 million, compared to an operating loss of $0.2 million a year ago, as a result of higher margin sales and reduced selling expense in educational technology, partially offset by lower results in the classroom and library group.

International. Segment revenue in the quarter was $88.5 million, compared to $107.0 million in the prior year period. Excluding an unfavorable foreign exchange impact of $21.8 million in the period, revenue slightly increased year-over-year. This reflected higher sales in Canada, Australia and Asia, partly offset by lower sales in the United Kingdom. Segment operating loss was $13.9 million, compared to operating income of $5.7 million in the prior period, reflecting a non-cash $17.0 million ($0.46 per share) charge for impairment of goodwill in the U.K., following lower results in that business for the quarter and year-to-date.

Media, Licensing and Advertising. Segment revenue in the quarter was $38.4 million compared to $38.6 million in the prior year period. Segment operating income was $1.4 million, down slightly from $1.7 million.

Other Financial Results.

Corporate overhead in the quarter was $23.6 million, compared to $17.0 million in the prior year period, primarily reflecting $4.8 million in severance associated with the Company’s cost reduction plans. The Company recorded a non-cash unrealized loss on a minority investment in a U.K. book distribution business of $13.5 million ($0.27 per share). Stock-based compensation expense was $2.6 million ($0.04 per share) in the quarter compared to $2.1 million ($0.04 per share) in the prior year period.

The loss from discontinued operations was $0.03 per share in the third quarter, reflecting non-cash asset write-downs and small operating losses, mostly offset by a $21.9 million pre-tax gain on the sale of a non-core division. This compared to a loss from discontinued operations of $2.03 per share a year ago, which primarily reflected non-cash asset write-downs associated with the Company’s decision to exit direct-to-home continuities.

Total debt was $315.3 million, down from $373.6 million a year ago, reflecting principal payments of the Company’s amortizing term loan and repurchases of public debt. Cash and cash equivalents at quarter end was $37.0 million, compared to $191.7 million a year earlier, when the Company benefited from the favorable timing of Harry Potter-related accrued royalties.

As previously announced, the Company’s Board of Directors declared a quarterly cash dividend of $0.075 per share on the Company’s Class A and Common Stock for the fourth quarter of fiscal 2009. The dividend is payable on June 15, 2009 to shareholders of record as of the close of business on April 30, 2009.

In the third quarter, the Company acquired 895,645 shares of its common stock for $11.5 million under its previously announced share repurchase programs. The Company currently has remaining authorization to repurchase up to $1.0 million of its common stock, from time to time as conditions allow, on the open market or in negotiated private transactions.

Year-to-Date Results

For the first nine months of fiscal 2009, revenue from continuing operations was $1,359.0 million compared to $1,644.2 million in the prior year period, when the Company published the seventh book in the Harry Potter series, which recorded sales of approximately $260 million. Foreign exchange negatively impacted revenue by $40.3 million in the period relative to a year ago.

The loss from continuing operations in this period was $0.52 per share, reflecting non-cash charges associated with a review of the Company’s U.K. goodwill and investments of $0.72 per share and higher severance and one-time expenses associated with the Company’s cost reduction actions of $0.25 per share. Earnings of $2.19 per diluted share in the prior year period benefited from significant Harry Potter-related sales. The loss from discontinued operations in the first nine months of fiscal 2009 was $0.60 per share compared to a loss of $2.35 per diluted share in the prior year. This difference primarily reflects last year’s non-cash asset write-downs in the domestic direct-to-home continuities business, which was subsequently sold.

Including continuing and discontinued operations, the Company reported a consolidated net loss in the current nine month period of $1.12 per share compared to a net loss of $0.16 per diluted share a year ago.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, March 26, 2009. Richard Robinson, Scholastic’s Chairman, President and CEO, and Maureen O’Connell, Executive Vice President, CAO and CFO, will moderate the call.

The conference call and accompanying slides will be webcast and accessible at investor.scholastic.com, the Investor Relations section of Scholastic’s website. Participation by telephone will be available by dialing (888) 352-6809 from within the U.S. or +1 (719) 325-2108 internationally. Following the call, slides from the conference call will also be posted at investor.scholastic.com.

An audio only replay of the call will be available toll-free at (888) 203-1112 or, for international calls, at +1 (719) 457-0820 and by entering access code 6049950. The recording will be available through Friday, April 24.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children’s books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	2/28/2009 (1)	2/29/2008 (1)	2/28/2009 (1)	2/29/2008 (1)

Revenues (2)	$424.9	$440.4	$1,359.0	$1,644.2

Operating costs and expenses:
Cost of goods sold	214.1	216.0	643.2	800.3
Selling, general and administrative expenses	199.5	202.7	619.4	630.4
Bad debt expense	2.4	3.1	11.1	8.3
Depreciation and amortization	14.5	14.4	45.4	44.6
Impairment Charges	17.0	-	17.0	0.0
Total operating costs and expenses	447.5	436.2	1,336.1	1,483.6

Operating (loss) income	(22.6)	4.2	22.9	160.6

Other income (expense) (3)	0.3	(0.9)	0.3	(0.9)
Interest expense, net	5.6	6.0	18.5	24.4
Loss on investments	13.5	-	13.5	0.0

(Loss) earnings from continuing operations before income taxes	(41.4)	(2.7)	(8.8)	135.3

(Benefit) provision for income taxes	(6.3)	(1.3)	10.6	49.0

(Loss) earnings from continuing operations	(35.1)	(1.4)	(19.4)	86.3

Loss from discontinued operations, net of tax (3)	(0.9)	(77.9)	(22.6)	(92.8)

Net loss	($36.0)	($79.3)	($42.0)	($6.5)

Basic and diluted (loss) earnings per Share of Class A and Common Stock:
Basic:
(Loss) Earnings from continuing operations	(0.95)	(0.03)	(0.52)	2.22
Loss from discontinued operations, net of tax	(0.03)	(2.03)	(0.60)	(2.39)
Net loss	(0.98)	(2.06)	(1.12)	(0.17)

Diluted:
(Loss) Earnings from continuing operations	(0.95)	(0.03)	(0.52)	2.19
Loss from discontinued operations, net of tax	(0.03)	(2.03)	(0.60)	(2.35)
Net loss	(0.98)	(2.06)	(1.12)	(0.16)

Basic weighted average shares outstanding	36.9	38.4	37.5	38.9
Diluted weighted average shares outstanding	37.1	38.9	37.7	39.4

(1)

As previously announced, the Company sold or is shutting down its domestic, Canadian and U.K. continuities businesses, and intends to sell its Maumelle facility. In addition, the Company has sold, shut down or intends to sell certain other businesses and its Danbury facility. The results of operations associated with these businesses are presented as discontinued operations for accounting purposes in the fiscal 2009 and prior year periods.

(2)	Revenue related to discontinued operations is not reported in the Company’s revenue from continuing operations. Discontinued operations revenues were $6.8 and $58.0 for the three months ended February 28, 2009 and February 29, 2008, respectively and $64.3 and $187.3 for the nine months ended February 28, 2009 and February 29, 2008, respectively.

(3)	In the three months ended February 28, 2009, the Company recorded a non-cash write down of certain assets, net of tax, of $12.5 or $0.34 per diluted share related to the Company's decision to exit certain of the businesses referred to in Note (1). Losses from operations, net of tax, were $2.3 or $0.06 per diluted share. These losses were substantially offset by the gain on sale of a division of $13.9 or $0.37 per diluted share. In the nine months ended February 28, 2009, the Company recorded a non-cash write down of certain assets, net of tax, of $28.2 or $0.75 per diluted share, related to discontinued businesses. Losses from operations of the discontinued businesses, net of tax, were $14.1 or $0.37 per diluted share. These losses were partially offset by gains on sales of discontinued businesses of $19.7 or $0.52 per diluted share.

In the three and nine months ended February 29, 2008, the Company recorded a non-cash write down of certain assets of such discontinued businesses, net of tax, of $70.1 or $1.83 per diluted share and $70.9 or $1.80, respectively. Losses from operations of such discontinued businesses, net of tax, were $7.8 or $0.20 per diluted share and $21.9 and $0.55, respectively.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	2/28/2009 (1)	2/29/2008 (1)	Change		2/28/2009 (1)	2/29/2008 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$88.9	$93.4	($4.5)	(5%)	$253.1	$258.6	($5.5)	(2%)
Trade	58.2	46.6	11.6	25%	149.9	379.4	(229.5)	(60%)
Book Fairs	76.2	78.3	(2.1)	(3%)	261.2	260.8	0.4	0%
Total revenue	223.3	218.3	5.0	2%	664.2	898.8	(234.6)	(26%)
Operating income	12.6	14.0	(1.4)	(10%)	57.3	137.7	(80.4)	(58%)
Operating margin	5.6%	6.4%			8.6%	15.3%

Educational Publishing
Revenue	74.7	76.5	(1.8)	(2%)	280.8	300.4	(19.6)	(7%)
Operating income (loss)	0.9	(0.2)	1.1	*	36.2	43.4	(7.2)	(17%)
Operating margin	1.2%	*			12.9%	14.4%

International
Revenue	88.5	107.0	(18.5)	(17%)	299.1	340.1	(41.0)	(12%)
Operating income	(13.9)	5.7	(19.6)	*	(3.4)	29.7	(33.1)	*
Operating margin	*	5.3%			*	8.7%

Media, Licensing and Advertising
Revenue	38.4	38.6	(0.2)	(1%)	114.9	104.9	10.0	10%
Operating income	1.4	1.7	(0.3)	(18%)	6.4	5.4	1.0	19%
Operating margin	3.6%	4.4%			5.6%	5.1%

Overhead expense	23.6	17.0	(6.6)	(39%)	73.6	55.6	(18.0)	(32%)

Operating (loss) income from continuing operations	($22.6)	$4.2	($26.8)	*	$22.9	$160.6	($137.7)	(86%)

(1)	Results for the three month periods ended February 28, 2009 and February 29, 2008 reflect continuing operations and exclude discontinued operations. All corresponding prior year periods presented have been reclassified to reflect this presentation.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

	02/28/09	02/29/08

Continuing Operations
Cash and cash equivalents	$37.0	$191.7
Accounts receivable, net	196.6	199.2
Inventories, net	413.8	423.6
Accounts payable	132.1	113.8
Accrued royalties	60.2	151.5
Lines of credit, short-term debt and current portion of long-term debt	52.6	53.5
Long-term debt, excluding current portion	262.7	320.1
Total debt	315.3	373.6
Total capital lease obligations	58.5	62.5
Net debt (1)	278.3	181.9

Discontinued Operations
Total assets of discontinued operations (2)	40.6	165.7
Total liabilities of discontinued operations	16.3	40.9

Total stockholders' equity	765.3	894.8

SELECTED CASH FLOW ITEMS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/28/09	02/29/08	2/28/09	02/29/08

Net cash provided by (used in) operating activities	$97.5	$84.9	$34.2	$303.7
Less: Additions to property, plant and equipment	9.4	13.0	32.8	35.6
Pre-publication and production costs	14.4	15.1	41.7	41.7

Free cash flow (use) (3) (4)	$73.7	$56.8	($40.3)	$226.4

(1)	Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)	The decline in Total assets of discontinued operations between the two period-end dates shown reflects the write-down of certain assets associated with the discontinued operations totaling $89.1.

(3)	Free cash flow or use is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow or use as a further indicator of operating performance and for planning investing activities.

(4)	Free cash flow includes use of cash by discontinued operations of $21.3 and cash flow provided by discontinued operations of $1.8 for the nine months ended February 28, 2009 and February 29, 2008, respectively.

CONTACT:
Scholastic Corporation
Investors:
Jeffrey Mathews, 212-343-6741
or
Media:
Kyle Good, 212-343-4563